Exhibit 99.2

April 20, 2007


The Honorable Jon Bruning
Nebraska Attorney General
2115 State Capitol
Lincoln, NE 68509


Dear Attorney General Bruning:


Nelnet is one of the nation's leading education planning and education financing companies. For nearly 30 years, our vision has been making education dreams come true for students and families. In addition to helping education-seeking families plan for and pay for their education, it has been, and will continue to be, our privilege to work with the dedicated financial aid professionals who are driven by a mission similar to ours. Together, we help students and families through the complex process of financing a postsecondary education. As stewards of that process, we understand the importance of maintaining the highest ethical standards and transparency for our customers, business partners, and government.

Institutions of higher education and their financial aid offices have earned America's trust over several decades by providing dependable guidance and exceptional service to a diverse population of students and families. In a similar fashion, Nelnet has been built on a foundation of transparency and disclosure. Like you, we also support lender choice and meaningful access for students and parents. An increased emphasis on disclosure, transparency, access, and choice can only strengthen the bond of trust that is central to the relationship among education-seeking families, educational institutions and the companies that meet their needs.

As of the date of this letter, Nelnet has received formal requests for information from the Attorneys General of Missouri and New York, as well as from the Chair of the United States Senate's Committee on Health, Education, Labor and Pensions ("the Inquiries"). The Inquiries have focused attention on relationships between lenders and institutions of higher education. Importantly, Nelnet has been cooperating and will continue to cooperate fully with the Inquiries.

Nelnet has been a leader in promoting best practices in the student loan industry, and as the Inquiries above have proceeded, we have searched for ways in which to act constructively and on a national - as opposed to individual state - level. At the same time, the Nebraska Attorney General has been searching for ways to help promote such best practices especially within Nebraska and also on a national level. From the time that we first approached your office nearly two months ago and through the ensuing dialogue and discussions since that initial meeting, both parties have been jointly considering an agreement that would increase transparency in the education financing process, but not subject student lenders to a myriad of duplicative state and national investigations. The following pledge by Nelnet is intended to accomplish the goals of each of Nelnet and the Nebraska Attorney General of establishing a national code of conduct, making funds available to educate and inform students on financial aid literacy, and to spare the student lender from multiple, duplicative, and expensive discovery proceedings.

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We firmly believe in the integrity of our existing business practices, and we will have as our goal to set the industry standard for transparency and full disclosure. To accomplish this goal and to ensure families have the highest levels of confidence and trust in the delivery of student loans, Nelnet pledges to increase transparency in its business practices and eliminate the perception of a conflict of interest by:

        1. Adopting the attached voluntary Student Loan Code of Conduct to address the concerns raised by the Inquiries, and making its business practices consistent with such Student Loan Code of Conduct no later than August 15, 2007,
        2. Posting a copy of the attached review of Nelnet's historical business practices on our Web site, some of which have been the focus of the Inquiries, and
        3. Committing $1 million to be used as part of a national campaign to educate students and families on how to plan and pay for their education.

Both Nelnet and the Nebraska Attorney General are dedicated to achieving the highest standards and transparency in student lending practices. We hope that the Student Loan Code of Conduct and the designation of funds to be used nationally will serve as a model for the entire education finance industry.

If you are in agreement with the terms set forth above and wish to accept Nelnet's pledge as contained in this letter, please sign in the space provided below.

Sincerely,

/s/ MIKE DUNLAP

Mike Dunlap
Chairman and Co-Chief Executive Officer


Enclosures:    Student Loan Code of Conduct
               Items Under Review and Consideration


ACCEPTED and agreed to as of April ____, 2007:


                                            -----------------------------------
                                            Jon Bruning, Attorney General for
                                            the State of Nebraska